Exhibit 99.1

CONSENT OF EVERCORE GROUP L.L.C.

December 10, 2021

Conflicts Committee of the Board of Directors of

Phillips 66 Partners LP

2331 CityWest Blvd.

Houston, TX 77042

Members of the Conflicts Committee:

We hereby consent to (i) the inclusion of our opinion letter, dated October 26, 2021, to the Conflicts Committee of the Board of Directors of Phillips 66 Partners LP (the “Partnership”) as Annex B to the information statement/prospectus that forms a part of the Registration Statement on Form S-4 of Phillips 66, a Delaware corporation (“Parent”), filed on December 10, 2021 (the “Registration Statement”) relating to the proposed merger of Phoenix Sub LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Parent, with and into the Partnership, and (ii) all references to Evercore Group L.L.C. in the sections captioned “Summary—Opinion of Evercore— Financial Advisor to the Conflicts Committee,” “Risk Factors—Risks Relating to the Merger,” “The Merger—Background of the Merger,” “The Merger— Approval of the Conflicts Committee and the GP Board and their Reasons for the Merger,” “The Merger—Unaudited Financial Forecasts Relating to PSXP,” “The Merger—Opinion of Evercore—Financial Advisor to the Conflicts Committee,” and “Part II. Information Not Required in Prospectus—Item 21. Exhibits and Financial Statement Schedules” of the information statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), information statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ EVERCORE GROUP L.L.C.